Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Massimo Group

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Massimo Group and its subsidiaries (collectively the “Company”) of our report dated April 15, 2024, relating to the consolidated financial statements which appears in Massimo Group’s Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, filed with the Commission on April 15, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 19, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us